Prudential Series Fund
For the period ending June 30, 2007
File # 811-03623

ITEM 77O
TRANSACTIONS EFFECTED PURSUANT TO RULE 10f-3

I.	Name of Fund:  The Prudential Series Fund, Inc.
      -  SP Small Cap Growth Portfolio

1.   Name of Issuer:  Switch and Data, Inc. (Cusip:871043105)

2.   Date of Purchase:  February 8, 2007

3.   Number of Securities Purchased:  3,270

4.   Dollar Amount of Purchase:  $55,590.00

5.   Price Per Unit:  $17.00

6.   Name(s) of Underwriter(s) or Dealer(s)
            From whom Purchased:  	Deutsche Bank Securities
      				Signal Hill

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A - UNDERWRITERS

Jefferies & Company
CIBC World Markets
RBC Capital Markets
Raymond James
Lazard Capital Markets
Merriman Curhan Ford & Co.
Kaufman Brothers, L.P.